Exhibit 99.1

Contact: Charity Frantz
April 20, 2023	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES FIRST QUARTER 2023 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month period ended March 31, 2023. C&N’s principal activity is community banking, and the largest subsidiary is Citizens & Northern Bank (the “Bank”).

First Quarter 2023 Highlights:

●	Net income of $6,253,000, or $0.40 diluted earnings per share.
●	Total loans receivable increased $5.1 million, or 1.2% (annualized), at March 31, 2023 from December 31, 2022, and average loans receivable grew 6.3% (annualized) during the first quarter 2023 from the fourth quarter 2022.
●	Total nonperforming loans of $14.1 million (0.81% of total loans) at March 31, 2023, down from $25.3 million (1.46% of total loans) at December 31, 2022. Total nonperforming assets was 0.60% of total assets at March 31, 2023, down from 1.04% at December 31, 2022.
●	Total deposits were lower by $81.6 million at March 31, 2023 from December 31, 2022. Total average deposits of $1.9 billion for the first quarter 2023 were down from $2.0 billion for the fourth quarter 2022 and stable with $1.9 billion for the first quarter 2022.
●	At March 31, 2023, estimated uninsured deposits totaled 31.7% of the Bank’s total deposits, including deposits collateralized by securities of 9.8% of the Bank’s total deposits.

Dividend Declared and Unaudited Financial Information

On April 20, 2023, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on May 12, 2023 to shareholders of record as of May 1, 2023.

Highlights related to C&N’s first quarter unaudited U.S. GAAP earnings results as compared to the fourth quarter 2022 and first quarter of 2022 are presented below.

First Quarter 2023 as Compared to Fourth Quarter 2022

Net income was $6,253,000, or $0.40 per diluted share, for the first quarter 2023 as compared to $7,779,000, or $0.50 per diluted share, in the fourth quarter 2022.

●	Net interest income totaled $20,781,000 in the first quarter 2023, down $1,511,000 from the fourth quarter 2022. The net interest margin was 3.71% in the first quarter 2023, down from 3.89% in the fourth quarter 2022. The net interest spread decreased 0.32%, as the average rate on interest-bearing liabilities increased 0.47%, while the average yield on earning assets increased 0.15%. Sources of funds included an increase in average borrowed funds of $95,230,000 and a reduction in average available-for-sale debt securities (at amortized cost) of $20,502,000, while reductions in funds included the net impact of an increase in average loans outstanding of $26,673,000 (1.6% or 6.3% annualized) and a decrease in average deposits of $96,020,000. The reduction in average deposits resulted from several factors, including: the impact of customer funds transferred to higher-yielding investment alternatives; a $23,908,000 reduction in average noninterest-bearing demand deposits, almost exclusively related to business accounts; and seasonal reductions in municipal deposits.

●	Effective January 1, 2023, C&N adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326), as modified by subsequent ASUs, that required change in accounting for credit losses on loans receivable from an incurred loss methodology to an expected credit loss methodology commonly referred to as “CECL.” Effective January 1, 2023, C&N recorded adjustments resulting from adopting CECL which increased the allowance for credit losses on loans $2,104,000, increased the allowance for credit losses on off-balance sheet exposures $793,000, increased loans receivable $806,000, and decreased retained earnings (stockholders’ equity) $1,652,000. The credit for credit losses (reduction in expense) was $352,000 in the first quarter 2023 as compared to the fourth quarter 2022 provision for loan losses of $2,262,000. The credit for credit losses in the first quarter 2023 resulted mainly from a reduction in the allowance related to the commercial segment of the portfolio.

●	Noninterest income of $5,609,000 in the first quarter 2023 decreased $501,000 from the fourth quarter 2022 amount. Significant variances included the following:

➢	Other noninterest income of $771,000 decreased $262,000 from the fourth quarter 2022, including income from interest rate swap fees on commercial loans decreasing $260,000.

➢	Interchange revenue from debit card transactions of $1,007,000 decreased $91,000 from the fourth quarter 2022, reflecting decreases in transaction volume.

➢	Loan servicing fees, net of $122,000 decreased $81,000, as the fair value of servicing rights decreased $83,000 in the first quarter 2023 as compared to a decrease of $2,000 in the fourth quarter 2022.

➢	Brokerage and insurance revenue of $430,000 decreased $77,000 from the fourth quarter 2022, due to lower volume of new transactions.

➢	Service charges on deposit accounts of $1,290,000 decreased $67,000 from the fourth quarter 2022 reflecting a customary seasonal reduction in transaction volume in the first quarter of the year.

➢	Net gains from sale of loans of $74,000 increased $50,000 from the fourth quarter 2022, reflecting growth in volume of residential mortgage loans sold.

●	Noninterest expense of $19,087,000 in the first quarter 2023 increased $2,500,000 from the fourth quarter 2022 amount. Significant variances included the following:

➢	Salaries and employee benefits expense of $11,427,000 increased $1,292,000 from the fourth quarter 2022, including an increase in stock-based and incentive compensation expense of $1,031,000, as the fourth quarter 2022 amount was reduced based on an updated assessment of C&N’s earnings performance to that of a defined peer group. Expenses related to payroll taxes and employee benefit expenses increased $370,000, reflecting the normal pattern of such costs being highest in the beginning of the calendar year. Health care expense decreased $111,000 due to lower claims on C&N’s partially self-insured plan.

➢	Other noninterest expense of $2,507,000 increased $596,000 from the fourth quarter 2022. Within this category, significant variances included the following:

◾	Other operational losses totaled $206,000 in the first quarter 2023 as compared to a credit of $64,000 (reduction in expense) in the fourth quarter 2022 resulting in an increase in expense of $270,000. In the fourth quarter 2022, there was a reduction in expense of $206,000 resulting from abatement of Trust Department tax compliance penalties for which expense was recorded in 2020 and a favorable outcome on appeal of a Trust Department state tax reporting matter for which expense was also recorded in 2020.

◾	In the fourth quarter 2022 there was a gain of $117,000 on other real estate properties with no comparable amount in the first quarter 2023.
◾	In the fourth quarter 2022 there was a reduction in expense related to credit losses on off balance sheet exposures related to residential mortgage loans sold of $75,000 with no comparable amount reflected in other noninterest expense in the first quarter 2023.

➢	Professional fees of $937,000 increased $422,000, including $389,000 of conversion costs related to a change in C&N’s Wealth Management platform for providing brokerage and investment advisory services.

➢	Data processing and telecommunications of $1,936,000 increased $192,000 from the fourth quarter 2022, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

●	The income tax provision was $1,409,000, or 18.4% of pre-tax income for the first quarter 2023, down from $1,773,000, or 18.6% of pre-tax income for the fourth quarter 2022. The decrease in income tax provision reflected the decrease in pre-tax income of $1,890,000 for the quarter.

First Quarter 2023 as Compared to First Quarter 2022

First quarter 2023 net income was $6,253,000, or $0.40 per diluted share, as compared to $6,895,000, or $0.44 per diluted share, in the first quarter 2022. Significant variances were as follows:

●	First quarter 2023 net interest income of $20,781,000 was $449,000 higher than the first quarter 2022 total. The increase in net interest income was mainly driven by loan growth, as average earning assets increased $131,608,000, including an increase in average loans of $178,002,000, or 11.5%, while average interest-bearing due from banks decreased $52,478,000. Average total deposits of $1,931,126,000 were flat in the first quarter 2023 as compared to the first quarter 2022 while average borrowed funds increased $136,303,000. The net interest margin was 3.71% in the first quarter 2023, down from 3.86% in the first quarter 2022. The interest rate spread decreased 0.43%, as the average rate on interest-bearing liabilities increased 0.96%, while the average yield on earning assets increased 0.53%. Contributing to the comparatively lower margin and spread, total interest and fees on loans in the first quarter 2022 included $1,398,000 from repayments received on purchased credit impaired loans in excess of previous carrying amounts with no comparable amount in the first quarter 2023.

●	The credit for credit losses (reduction in expense) was $352,000 in the first quarter 2023 as compared to the first quarter 2022 provision for loan losses of $891,000. The credit for credit losses in the first quarter 2023 resulted mainly from a reduction in the allowance related to the commercial segment of the portfolio. Within the net credit for credit losses on loans in the first quarter 2023, the provision related to specific loans was $205,000, including net charge-offs of $61,000 and an increase in specific allowances on loans of $144,000. In comparison, the first quarter 2022 provision included a net charge of $147,000 related to specific loans (net charge-offs of $157,000 offset by a net decrease in specific allowances on loans of $10,000).

●	Noninterest income of $5,609,000 in the first quarter 2023 decreased $212,000 from the first quarter 2022 amount. Significant variances included the following:

➢	Net gains from sale of loans of $74,000 decreased $308,000 from the first quarter 2022, reflecting a reduction in volume of residential mortgage loans sold.

➢	Brokerage and insurance revenue of $430,000 decreased $92,000 from the first quarter 2022, due to lower volume of new transactions.

➢	Loan servicing fees, net of $122,000 decreased $88,000, as the fair value of servicing rights decreased $83,000 in the first quarter 2023 as compared to an increase of $2,000 in the first quarter 2022.

➢	Other noninterest income of $771,000 increased $183,000 from the first quarter 2022, including dividends on FHLB-Pittsburgh stock totaling $217,000, an increase of $100,000 from the first quarter 2022, and a gain on sale of premises and equipment of $68,000 with no comparable amount in the first quarter 2022.

●	Noninterest expense of $19,087,000 in the first quarter 2023 increased $2,201,000 from the first quarter 2022 amount. Significant variances included the following:

➢	Salaries and employee benefits expense of $11,427,000 increased $820,000 from the first quarter 2022, including an increase in base salaries expense of $597,000. In total, the number of full-time equivalent employees (FTEs) increased by 10 (2.5%) to 412 in the first quarter 2023 as compared to the first quarter 2022. Total cash and stock-based compensation expense increased $167,000 and health care expense increased $102,000 due to higher claims on C&N’s partially self-insured plan.

➢	Other noninterest expense of $2,507,000 increased $623,000 from the first quarter 2022. Within this category, significant variances included the following:
◾	In the first quarter 2022 the allowance for SBA claim adjustments decreased, reflecting more favorable claim results than previously estimated, resulting in a reduction in expense of $242,000 with no comparable amount in the first quarter 2023.
◾	Other operational losses totaled $206,000, an increase of $82,000.
◾	Net collection expense totaled $44,000 in the first quarter 2023, an increase of $85,000 over net recoveries of $41,000 in the first quarter 2022.
◾	Advertising expense totaled $213,000 in the first quarter 2023, an increase of $77,000 reflecting expenses related to C&N’s social media strategy and brand monitoring analysis.

➢	Professional fees of $937,000 increased $448,000, including $389,000 of conversion costs related to a change in C&N’s Wealth Management platform for providing brokerage and investment advisory services.

➢	Data processing and telecommunications of $1,936,000 increased $313,000 from the first quarter 2022, including the impact of increases in software licensing and maintenance costs as well as costs related to enhancements of data management capabilities.

●	The income tax provision was $1,409,000, or 18.4% of pre-tax income for the first quarter 2023, as compared to $1,483,000, or 17.7% of pre-tax income for the fourth quarter 2022. The decrease in income tax provision reflected the decrease in pre-tax income of $716,000.

Other Information:

Changes in other unaudited financial information are as follows:

●	Total assets amounted to $2,429,872,000 at March 31, 2023, down from $2,454,307,000 at December 31, 2022 and up from $2,330,371,000 at March 31, 2022.

●	Cash & due from banks totaled $52,212,000 at March 31, 2023, down from $55,048,000 at December 31, 2022 and $114,346,000 at March 31, 2022. The decrease in cash reflects the deployment of otherwise excess cash primarily to loans to enhance net interest income.

●	The amortized cost of available-for-sale debt securities decreased to $527,589,000 at March 31, 2023 from $561,794,000 at December 31, 2022 and $558,853,000 at March 31, 2022. The fair value of available-for-sale debt securities at March 31, 2023 was lower than amortized cost basis by $54,775,000, or 10.4%. In comparison, the aggregate unrealized loss position was $63,761,000 (11.3%) at December 31, 2022 and $25,939,000 (4.6%) at March 31, 2022. The unrealized decrease in fair value of the portfolio has resulted from an increase in interest rates. Management reviewed the available-for-sale debt securities as of March 31, 2023 and concluded there were no credit-related declines in fair value and that the unrealized losses on all of the securities in an unrealized loss position are considered temporary.

●	Gross loans receivable totaled $1,745,139,000 at March 31, 2023, an increase of $5,099,000 (0.3%) from total loans at December 31, 2022 and an increase of $206,949,000 (13.5%) from total loans at March 31, 2022. In comparing outstanding balances at March 31, 2023 and 2022, total commercial loans were up $147.1 million (12.9%), reflecting growth in commercial real estate – nonowner occupied loans of $96,080,000, all other commercial loans of $33,453,000 and commercial real estate – owner occupied loans of $17,557,000. Total residential mortgage loans were up $55,828,000 (16.1%) and total consumer loans increased $4,031,000 (8.0%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $321.3 million at March 31, 2023, down $17.2 million (5.1%) from March 31, 2022.

●	Total nonperforming assets as a percentage of total assets was 0.60% at March 31, 2023, down from 1.04% at December 31, 2022 and 0.81% at March 31, 2022. Total nonperforming assets were $14.6 million at March 31, 2023, down from $25.6 million at December 31, 2022 and $18.9 million at March 31, 2022. Similarly, total impaired loans decreased to $9.3 million at March 31, 2023 from $19.4 million at December 31, 2022 and $12.0 million at March 31, 2022. The net decrease in impaired loans and nonperforming assets at March 31, 2023 compared to December 31, 2022 included the impact of a $10.0 million payoff in the first quarter 2023 on a commercial loan relationship that was classified as impaired and nonaccrual at December 31, 2022. The reduction also included a paydown of $2,180,000 in the first quarter 2023 on a commercial loan for which partial charge-offs totaling $3,942,000 were recorded in 2022. The remaining carrying value of this loan was $474,000 at March 31, 2023. These reductions were partially offset by the addition to impaired and nonaccrual of a commercial loan relationship totaling $1,931,000 at March 31, 2023. Based on an estimate of the liquidation value of the real estate collateralizing the relationship, an allowance of $182,000 was recorded at March 31, 2023.

●	The allowance for credit losses on loans was $18.3 million at March 31, 2023, or 1.05% of total loans as compared to an allowance for loan losses of $16.6 million or 0.95% of total loans at December 31, 2022 and $14.3 million or 0.93% of total loans at March 31, 2022. The increase in the allowance for credit losses at March 31, 2023 includes the impact of the adoption of CECL on January 1, 2023.

●	Deposits totaled $1,916,040,000 at March 31, 2023, down $81,553,000 (4.1%) from $1,997,593,000 at December 31, 2022 and down 2.3% from $1,960,952,000 at March 31, 2022. The reduction in total deposits included a reduction in the estimated amount of deposits in excess of FDIC insurance levels (uninsured deposit balances) of $75.6 million as compared to December 31, 2022. The net reduction in deposits resulted from several factors, including the impact of customer funds transferred to higher-yielding investment alternatives and seasonal reductions in municipal deposits. At March 31, 2023, C&N’s estimated uninsured deposits totaled $613.9 million, or 31.7% of the Bank’s total deposits, down from $689.4 million or 34.2% of the Bank’s total deposits at December 31, 2022. Included in uninsured deposits are deposits collateralized by securities (almost exclusively municipal deposits) totaling $189.2 million, or 9.8% of the Bank’s total deposits at March 31, 2023.

●	C&N maintained highly liquid sources of available funds totaling $1.043 billion at March 31, 2023, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $655.6 million, unused availability on the Federal Reserve Bank of Philadelphia’s discount window of $22.3 million, available federal funds lines with other banks of $95 million and available-for-sale debt securities with a fair value in excess of collateral obligations of $269.8 million. Available funding from these sources exceeded the amount of uninsured deposits noted above by 69.9% at March 31, 2023.

●	The outstanding balance of borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $231,512,000 at March 31, 2023, up from $181,781,000 at December 31, 2022 and $70,686,000 at March 31, 2022. Overnight Federal Home Loan Bank borrowings increased to $91,000,000 at March 31, 2023 from $77,000,000 at December 31, 2022 and $0 at March 31, 2022.

●	Total stockholders’ equity was $255,568,000 at March 31, 2023, up from $249,325,000 at December 31, 2022 and down from $276,208,000 at March 31, 2022. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $43,271,000 at March 31, 2023, $50,370,000 at December 31, 2022 and $20,492,000 at March 31, 2022. The volatility in stockholders’ equity related to accumulated other comprehensive loss from available-for-sale debt securities has been caused by significant fluctuations in interest rates including overall significant increases in rates as compared to market rates when most of C&N’s securities were purchased. Accumulated other comprehensive loss is excluded from C&N’s regulatory capital ratios. As noted above, effective January 1, 2023, C&N adopted a required change in accounting for credit losses (CECL). The effect of implementing CECL was recorded through a cumulative-effect adjustment to reduce stockholders’ equity by $1,652,000.

●	In February 2021, C&N amended its existing treasury stock repurchase program. Under the amended program, C&N is authorized to repurchase up to 1,000,000 shares of the Corporation’s common stock, or 6.25% of the Corporation’s issued and outstanding shares at February 18, 2021. For the three months ended March 31, 2023, 77,430 shares were repurchased for a total cost of $1,662,000, at an average price of $21.47 per share. Cumulatively through March 31, 2023, 752,130 shares have been repurchased for a total cost of $18,249,000, at an average price of $24.26 per share.

●	Citizens & Northern Bank is subject to various regulatory capital requirements. At March 31, 2023, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

●	Trust assets under management by C&N’s Wealth Management Group amounted to $1,127,439,000 at March 31, 2023, up 6.0% from $1,063,615,000 at December 31, 2022 and down 5.4% from $1,191,595,000 at March 31, 2022. Fluctuations in values of assets under management reflect the impact of market volatility.

●	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. The Corporation presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. The Corporation believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP were $269,000, $303,000, and $302,000 for the first quarter 2023, fourth quarter 2022 and first quarter 2022, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $1,226,000 for year ended December 31, 2022 and $1,135,000 for year ended December 31, 2021.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 29 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, McKean, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; the effect of the novel coronavirus (COVID-19) and related events; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; and failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.